UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 4, 2009

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15577	84-1339282
(Commission File Number)	(IRS Employer Identification No.)

1801 California Street, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 992-1400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2009, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of Qwest Communications International Inc. (“Qwest” or the “Company” or “we” or “us” or “our”) approved certain adjustments to the compensation of Teresa A. Taylor in connection with her recent appointment to the position of Executive Vice President and Chief Operating Officer.  Specifically, the Compensation Committee increased her annual base salary to $660,000 and set her target bonus at 150% of base salary.  Ms. Taylor will not receive an annual flexible benefit payment in her new position.  The Compensation Committee also granted the following equity awards to Ms. Taylor:

Restricted Stock	343,000
Performance Shares	420,000

The equity awards were granted on September 4, 2009 under our Equity Incentive Plan.  The restricted stock vests ratably over three years and vests immediately upon death, disability or, within a two-year period following a change of control, upon a termination of employment under certain circumstances not involving a termination for cause.  The performance shares vest at the end of a three-year performance period if Ms. Taylor remains employed by us over that period, and also vest immediately upon death, disability or, within a two-year period following a change of control, upon a termination of employment under certain circumstances not involving a termination for cause.  The performance period began on September 4, 2009, and ends on the earlier of September 3, 2012, or the closing of a change of control.  Payout under the performance shares can range from 0% to 200% depending on our relative total shareholder return (“TSR”) over the performance period as compared to a group of our peers in the telecommunications industry.  TSR is measured generally as the increase or decrease in the market value of common stock including the reinvestment of dividends.  The amount payable for vested performance shares, if any, will be paid in shares of our common stock, and each performance share will be equal to one share of common stock.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the document filed herewith as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Letter, dated September 4, 2009, from Qwest to Teresa A. Taylor.

Forward Looking Statements Warning

This filing may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions, including the current financial crisis.

The information contained in this filing is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this filing should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This filing may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this filing, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QWEST COMMUNICATIONS INTERNATIONAL INC.

DATE:	September 8, 2009	By:	/s/ STEPHEN E. BRILZ
		Name:	Stephen E. Brilz
		Title:	Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Letter, dated September 4, 2009, from Qwest to Teresa A. Taylor.